Exhibit 11



              COMPUTATION OF EARNINGS PER SHARE
                   ($ and shares in thousands, except per share data)

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
                                                    Three Months Ended           Three Months Ended
                                                       March 30, 1996               April 1, 1995
                                                     ------------------          ------------------
PRIMARY EARNINGS (LOSS) PER COMMON SHARE:
  Net earnings (loss)                                     $14,201                     ($72,309)
  Less:  Preferred dividends, net                           3,477                        4,367
                                                          -------                     --------
  Net earnings (loss) used to calculate
    primary earnings (loss) per share                     $10,724                     ($76,676)
                                                          =======                      =======
  Weighted average number of shares outstanding           105,171                      105,209

  Add:  Weighted average number of shares which
        could have been issued upon exercise
        of outstanding options                                  9                           15
                                                          -------                     --------
  Weighted average number of shares used to
    compute primary earnings (loss) per share             105,180                      105,224
                                                          =======                      =======
Primary earnings (loss) per share                           $0.10                       ($0.73)
                                                          =======                      =======

FULLY DILUTED EARNINGS (LOSS) PER COMMON SHARE:
  Net earnings (loss)                                     $14,201                     ($72,309)
  Less:  Preferred dividends                                   13                           13
                                                          -------                     --------
  Net earnings (loss) used to calculate fully diluted
    earnings (loss) per share, before adjustments          14,188                      (72,322)

  Less: Adjustments resulting principally from the
        assumed conversion of the Series One ESOP
        Convertible Preference Stock, net of tax benefit    2,915                        1,670
                                                          -------                     --------
  Net earnings (loss) used to calculate fully diluted
    earnings (loss) per share                             $11,273                     ($73,992)
                                                          =======                      =======
  Weighted average number of shares outstanding           105,171                      105,209

  Add:  Weighted average shares of Series One
        Convertible Preference Stock assuming
        conversion                                          7,753                        7,065

  Add:  Weighted average number of shares which
        could have been issued upon exercise
        of outstanding options                                 22                           31

  Add:  Weighted average number of shares which
        could have been issued upon conversion of
        4 7/8% debentures                                      --                            3
                                                          -------                     --------
  Weighted average number of shares used to compute
    fully diluted earnings (loss) per share               112,946                      112,308
                                                          =======                      =======
  Fully diluted earnings (loss) per share                   $0.10                       ($0.66)
                                                          =======                      =======
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